Exhibit 23(f)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2019, relating to the consolidated financial statements of Duke Energy Progress, LLC and subsidiaries (“Duke Energy Progress”) appearing in the Annual Report on Form 10-K of Duke Energy Progress for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ Deloitte & Touche LLP
Charlotte, North Carolina
September 23, 2019